Exhibit 10.7

BUILD-A-BEAR WORKSHOP, INC.	Grant Date:
RESTRICTED STOCK &	Employee:
NON-QUALIFIED STOCK OPTION	No. of Shares of Restricted Stock:
AWARD AGREEMENT	No. of Shares Subject to Option:
	Exercise Price of Option:	$

This Agreement will certify that the employee named above (“Employee”) is awarded the total number of restricted shares of common stock, $0.01 par value per share (the “Common Stock”), of Build-A-Bear Workshop, Inc. (the “Company”) designated above (the “Restricted Stock”), and an option to purchase the number of shares of Company Common Stock designated above (the “Option”), pursuant to the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended through the date hereof (the “Plan”), as of the date indicated above (the “Grant Date”) and subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. Employee’s electronic acceptance within 60 days on his/her personal Merrill Lynch account constitutes Employee’s acceptance of this award and acknowledgement of Employee’s agreement to all the terms, conditions and restrictions contained in the Plan and this Agreement. If the Employee does not accept this award on his/her personal Merrill Lynch account within 60 days of the Grant Date, the Employer may revoke this grant.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Sharon Price John
Sharon Price John
Chief Executive Officer

Terms and Conditions

A.     Terms and Conditions Applicable to Restricted Stock

1.     Terms of Restricted Stock Award. Pursuant to action of the Compensation and Development Committee (the “Committee”), the Company awards to the Employee the number of shares of Restricted Stock set forth above. The Restricted Stock is nontransferable by the Employee during the period described below and is subject to the risk of forfeiture as described below. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, subject to the terms of this Agreement, if the Employee terminates service as an Employee of the Company prior to the time a restriction lapses, the Employee shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such service.

The restrictions on transfer described in this Section A.1 shall lapse and be of no further force and effect as follows, if the Employee is still an employee of the Company on the respective date set forth below, and has been continuously serving as such an employee of the Company during such 12-month period ending on such date:

Date	Portion of Grant for which Restrictions Lapse on Indicated Date
Grant Date	0
March 15, 2017:	One-third
March 15, 2018:	One-third
March 15, 2019:	One-third

For avoidance of doubt, on March 15, 2019, one hundred percent (100%) of the shares of Restricted Stock shall be transferable by the Employee if the Employee is still an Employee, and has been continuously serving from the Grant Date through March 15, 2019 as an employee of the Company on such date.

Notwithstanding the foregoing, in the event of a Change of Control, all previously granted shares of Restricted Stock not yet free of the restrictions of this Section A.1 shall become immediately free of such restrictions.

2.      Death or Disability of the Employee. In the event of (i) the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work, all previously granted shares of Restricted Stock not yet free of the restrictions of Section A.1 shall become immediately free of such restrictions.

3.     Cost of Restricted Stock. The purchase price of the shares of Restricted Stock shall be $0.00.

4.     Rights as Stockholder. The Employee shall be entitled to all of the rights of a stockholder with respect to the shares of Restricted Stock including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Grant Date.

5.     Escrow of Share Certificates. Certificates for the Restricted Stock shall be issued in the Employee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provide herein. A certificate or certificates representing the Restricted Stock as to which restrictions have lapsed shall be delivered to the Employee upon such lapse.

6.     Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.     Withholding Taxes. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

B.     Terms and Conditions Applicable to the Option

1.     Grant and Terms of Option. Pursuant to action of the Committee, the Company grants to the Employee the Option to purchase the number of shares of Common Stock set forth above, for a period of ten (10) years from the Grant Date, at the exercise price set forth above; provided, however, that the right to exercise such Option shall be, and is hereby, restricted as follows:

(a)(i)     No shares may be purchased prior to March 15, 2017;

(ii)     At any time during the term of the Option granted hereby on or after March 15, 2017, the Employee may purchase up to one-third of the total number of shares to which the Option granted hereby relates;

(iii)     At any time during the term of the Option granted hereby on or after March 15, 2018 the Employee may purchase up to an additional one-third of the total number of shares to which the Option granted hereby relates; and

(iv)     At any time during the term of the Option granted hereby on or after March 15, 2019, the Employee may purchase up to an additional one-third of the total number of shares to which the Option granted hereby relates;

so that on or after March 15, 2019, during the term hereof, the Employee will have become entitled to purchase the entire number of shares to which the Option granted hereby relates.

(b)     Notwithstanding the foregoing, in the event of a Change of Control, the Employee may purchase 100% of the total number of shares to which the Option granted hereby relates.

(c)     In no event may the Option granted hereby or any part thereof be exercised after the expiration of ten (10) years from the Grant Date.

(d)     The purchase price of the shares subject to the Option may be paid for (i) in cash, (ii) in the discretion of the Committee, by tender of shares of Common Stock already owned by the Employee, or (iii) in the discretion of the Committee, by a combination of methods of payment specified in clauses (i) and (ii), all in accordance with the provisions of the Plan. Notwithstanding the preceding sentence, the Employee may request that the Committee agree that payment in full of the option price need not accompany the written notice of exercise; provided that, the notice of exercise directs that the certificate or certificates for the shares of Common Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Committee as the agent for the Employee and, at the time such certificate or certificates are delivered, the broker tenders to the Committee cash (or cash equivalents acceptable to the Committee) equal to the option price for the shares of Common Stock purchased pursuant to the exercise of the Option plus the amount (if any) of any withholding obligations on the part of the Company. Such request may be granted or denied in the sole discretion of the Committee.

(e)     No shares of Common Stock may be tendered in exercise of the Option granted hereby if such shares were acquired by the Employee through the exercise of an Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), unless (i) such shares have been held by the Employee for at least one year, and (ii) at least two years have elapsed since such Incentive Stock Option was granted.

2.     Termination of Employment. In the event of the termination of employment of the Employee for any reason other than for cause, as shall be determined in the sole discretion of the Committee, the Option granted, to the extent it was eligible for exercise at the date of such termination of employment: (i) shall be exercisable for up to ninety (90) days after the date of such termination; and (ii) may, subject to the Committee’s sole discretion and consent, be exercised for such longer period as the Committee may permit, but not after ten (10) years from the Grant Date.

3.     Death or Disability of the Employee. In the event of the death of the Employee during the term of this Agreement and while he or she is employed by the Company (or a subsidiary) or within three (3) months after the termination of his or her employment other than for cause, the Option granted hereby shall become fully vested (if not already fully vested) and may be exercised by a legatee or legatees of the Employee under his or her last will, or by his or her personal representatives or distributees, at any time within a period of one (1) year after his or her death, but not after ten (10) years from the Grant Date. In the event the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work, the Option granted hereby shall become fully vested (if not already fully vested) and may be exercised by the Employee at any time within a period of three (3) months after his or her employment is so terminated, but not after ten (10) years from the Grant Date.

4.     Shares Issued on Exercise of Option. It is the intention of the Company that on any exercise of the Option granted hereby it will transfer to the Employee shares of its authorized but unissued stock or transfer Treasury shares, or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.

5.     Option Not an Incentive Stock Option. It is intended that the Option granted hereby shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

C.     Terms and Conditions Applicable to All Awards

1.     Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Notwithstanding any other provision in the Agreement, if there is any change in the Common Stock by reason of stock dividends, spin-offs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, the number of shares of Common Stock under this award of Restricted Stock not yet vested, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

2.     No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Employee.

3.     Committee Administration. This award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Employee by the express terms hereof.

4.     Grant Subject to Plan. This Restricted Stock and Option award is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of the Plan are incorporated herein by reference. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee has been appointed by the Board of Directors and designated by it, as the Committee to make grants of Restricted Stock and Options.

5.     Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

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